EX-99.77Q1 OTHER EXHIBITS

Exhibit 77(Q1) - Addendum to Question 7C

Question 7.c
Addendum to Question 7.c on Form N-SAR

List the name of each series or portfolio and give a consecutive number to each series or portfolio in excess of the 99 consecutive series or portfolios permitted by the form.

Series Number    Series Name                       Is this the last filing for this series? (Y or N)

104 Kellner Event Fund                                                N

Please refer to the Kellner Event Fund annual report to shareholders dated December 31, 2014 to be filed on Form N-CSR for additional information concerning the Fund.